Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2022, in the Registration Statement (Form S-1) and related Prospectus of Rockley Photonics Holdings Limited for the registration of 87,567,895 of its ordinary shares.
/s/ Ernst & Young LLP
San Jose, California
July 8, 2022